Exhibit 10.2
FIRST AMENDMENT TO CHANGE IN CONTROL AGREEMENT
     Amendment (this “Amendment”) to the change in control agreement (the “Agreement”) dated as of ___, ___, by and between USEC Inc. (the “Company”) and ___(the “Executive”). This Amendment is made as of ___, 2006.
     The parties intending to be legally bound hereby agree as follows:
1.	Section 4(b) of the Agreement is amended to read in its entirety as follows:
     “(b) A cash lump sum payment (payable within ten days of the Date of Termination) equal to two and one-half times the sum of the Final Salary and the Final Average Bonus. “Final Salary” means the Executive’s annual base salary as in effect on the Date of Termination or, if higher, the Executive’s annual base salary in effect immediately prior to the reduction giving rise (pursuant to clause (iv) of the definition of Good Reason) to such termination. “Final Average Bonus” means the average of the three most recent annual bonuses paid to Executive prior to the Date of Termination, whether such annual bonuses are paid in the form of cash or in grants of restricted common stock of the Company under the USEC Inc. Annual Incentive Program (which, under the USEC Inc. Annual Incentive Program, generally vests one year after the date of grant); provided, however, that (A) any annual bonus paid to Executive that was pro-rated or otherwise adjusted because Executive was not employed by the Company during the entire period to which such bonus related shall be annualized for purposes of the calculation of the Executive’s Final Average Bonus; (B) if Executive has experienced a change in position that has affected Executive’s annual bonus opportunity (whether or not such change in position is accompanied by a change in title), any annual bonus paid to Executive with respect to a period prior to such change in position shall not be include in the calculation of the Executive’s Final Average Bonus; (C) if Executive shall not have been paid at least three annual bonuses prior to the Date of Termination that are includable in the calculation of Executive’s Final Average Bonus, then Executive’s Final Average Bonus shall be an amount equal to the average of such lesser number of annual bonuses (or, if just one annual bonus, an amount equal to such bonus); and (D) if Executive shall not have been paid at least one annual bonus prior to the Date of Termination that is includable in the calculation of Executive’s Final Average Bonus, Executive’s Final Average Bonus shall be an amount equal to Executive’s annual target bonus as in effect on the Date of Termination or, if higher, the Executive’s annual target bonus in effect immediately prior to the reduction giving rise (pursuant to clause (iv) of the definition of Good Reason) to such termination. Final Average Bonus shall not include any amount of cash or equity paid or granted as part of any long term incentive plan or program that the Company in its sole discretion may elect to maintain from time to time.”
2. The Agreement, as amended by this Amendment, shall remain in full force and effect.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed and delivered as of the date first above written.

USEC INC.

By:

Name:
Title:
AGREED AND ACCEPTED:

By: